As filed with the Securities and Exchange Commission on January 31, 2008
Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

HARRAH’S ENTERTAINMENT, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	62-1411755 (I.R.S. Employer Identification Number)

One Caesars Palace Drive

Las Vegas, Nevada 89109

(Address of Registrant’s Principal Executive Offices)

HARRAH’S ENTERTAINMENT, INC. EMPLOYEE EQUITY INVESTMENT PROGRAM

(Full Title of the Plans)

Stephen H. Brammell

Senior Vice President and General Counsel

Harrah’s Entertainment, Inc.

Las Vegas, NV 89109

702-407-6000

(Name, Address, and Telephone Number, Including Area Code, of Agent for Service)

CALCULATION OF REGISTRATION FEE

Title Of Securities To Be Registered	Amount To Be Registered	Proposed Maximum Offering Price Per Share (1)	Proposed Maximum Aggregate Offering Price	Amount Of Registration Fee
Non-Voting Common Stock, $.01 par value per share (the “Non-Voting Common Stock”) offered under the Harrah’s Entertainment, Inc. Employee Equity Investment Program (the “Investment Program”)	335,769.40 shares	$100 per share	$33,576,940.00	$1,319.57
Non-Voting Preferred Stock, $.01 par value per share (the “Non-Voting Preferred Stock”) offered under the Investment Program	164,230.57 shares	$100 per share	$16,423,057.00	$645.43

(1)

With respect to the Non-Voting Common Stock and the Non-Voting Preferred Stock offered under the Investment Program, calculated pursuant to Rule 457(h) under the Securities Act of 1933, as amended (the “Securities Act”) based on the offering price of the shares of Non-Voting Common Stock and Non-Voting Preferred Stock.

1

Part I

As permitted by Rule 428 under the Securities Act, this Registration Statement omits the information specified in Part I of Form S-8. The documents containing the information specified in Part I will be delivered to the participants in the Investment Program as required by Rule 428(b). Such documents are not being filed with the Securities and Exchange Commission (the “Commission”) as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424(b) under the Securities Act.

Part II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents, which have been previously filed with the Commission by Harrah’s Entertainment, Inc. (the “Company” or the “Registrant”), shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof:

(i)	the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006, as filed with the Commission on March 1, 2007 (the “Annual Report”); and
(ii)

all documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), since the end of the fiscal year covered by the Annual Report.

All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated herein by reference, or contained in this Registration Statement, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Non-Voting Common Stock

Except as specifically required by the Delaware General Corporation Law (“DGCL”) and except as described in the immediately following paragraph, the holders of Non-Voting Common Stock do not have any voting rights. Subject to the rights of holders of preferred stock (including Non-Voting Preferred Stock), when, as and if dividends are declared on the Company’s Voting Common Stock, whether payable in cash, in property or in securities of the Company, the

II-2

holders of Non-Voting Common Stock will be entitled to share equally, share for share, in such dividends. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, holders of Non-Voting Common Stock will receive a pro rata distribution of any remaining assets after payment of or provision for liabilities and the liquidation preference on preferred stock (including the Non-Voting Preferred Stock), if any. The Non-Voting Common Stock has no subscription rights. Except as described in the immediately following paragraph, the Non-Voting Common Stock has no conversion rights. Except as described under “Management Investor Rights Agreement,” the Non-Voting Common Stock has no preemptive rights. There are no redemption or sinking fund provisions applicable to the Non-Voting Common Stock. All outstanding shares of Non-Voting Common Stock are fully paid and non-assessable, and the shares of Non-Voting Common Stock to be issued pursuant to the Investment Program will be fully paid and non-assessable.

If there is an Initial Public Offering (as defined below) of the Company, if every holder of Non-Voting Common Stock will beneficially own less than 5% of the Company’s common stock and preferred stock, on a combined basis, then the shares of Non-Voting Common Stock outstanding at such time will automatically be designated, without cost, as “Common Stock,” will be entitled to the rights such shares had prior to such designation and will be entitled to one vote per share on all matters to be voted on by the stockholders of the Company. Notwithstanding the foregoing, the rights of each holder of Non-Voting Common Stock to be designated as “Common Stock” pursuant to the prior sentence will be subject at all times to compliance with all gaming and other statutes, laws, rules and regulations applicable to the Company and such holder at that time. “Initial Public Offering” means the Company’s first bona fide firm commitment underwritten public offering of shares of common stock pursuant to an effective registration statement under the U.S. Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder, and in which the shares of common stock are listed on the New York Stock Exchange, the NASDAQ Stock Market or another internationally recognized stock exchange.

The rights, preferences and privileges of holders of Non-Voting Common Stock are subject to the rights of the holders of shares of any series of preferred stock, including the Non-Voting Preferred Stock, that the Company may designate and issue in the future.

Non-Voting Preferred Stock

Stated Value. The shares of Non-Voting Preferred Stock have a stated value of $100.00 per share (the “Non-Voting Stated Value”).

Voting Rights. The holders of shares of Non-Voting Preferred Stock will have no voting rights and their consent will not be required for the taking of any corporate action, except as otherwise required by the DGCL; provided, however, that the Company will not, without the consent or affirmative vote of the holders of at least a majority of the outstanding shares of Non-Voting Preferred Stock, voting separately as a class: (i) authorize, create or issue, or increase the authorized amount of, any class or series, or any shares of any class or series, of capital stock of the Company having any preference or priority (either as to dividends or upon redemption, liquidation, dissolution, or winding up) over Non-Voting Preferred Stock; (ii) amend, alter or repeal any provision of the Certificate of Incorporation or the By-laws of the Company, if the

II-3

amendment, alteration or repeal alters or changes the powers, preferences or special rights of the Non-Voting Preferred Stock so as to affect them adversely; or (iii) authorize or take any other action if such action would be inconsistent with the foregoing.

Ranking. The shares of Non-Voting Preferred Stock will, with respect to dividend and other distribution rights, preference or other rights on redemption, liquidation, dissolution or winding-up of the Company or otherwise, rank (i) pari passu with any class of capital stock or series of preferred stock hereafter created which expressly provides that it ranks pari passu with the Non-Voting Preferred Stock as to dividends, other distributions, liquidation preference and otherwise and (ii) senior to the Voting Common Stock (as defined in the Certificate of Incorporation), the Non-Voting Common Stock and any other class of capital stock or series of preferred stock hereafter created which does not expressly provide that it ranks senior to or pari passu with the Non-Voting Preferred Stock as to dividends, other distributions, liquidation preference and otherwise.

Dividends. Shares of Non-Voting Preferred Stock will accumulate dividends at a rate per annum that will be fixed within sixty days of the date of issuance of the Non-Voting Preferred Stock.

Conversion. With the consent of the holders of a majority of the Non-Voting Preferred Stock, the Non-Voting Preferred Stock may be converted in whole (but not in part) into shares of Non-Voting Common Stock, with each share of Non-Voting Preferred Stock being converted into a number of shares of Non-Voting Common Stock equal to (i) the Non-Voting Stated Value plus unpaid dividends accrued thereon, divided by (ii) the fair market value per share of Non-Voting Common Stock.

Liquidation. In the event of a liquidation, dissolution or winding up of the Company, the holder of each share of Non-Voting Preferred Stock will be entitled, before distribution of any assets of the Company to the holders of Voting Common Stock and Non-Voting Common Stock to the Non-Voting Stated Value, plus any accrued dividends.

Units; Transferability. The Non-Voting Preferred Stock will be evidenced in units (“Units”), each of which will consist of 2.0445 shares of Non-Voting Common Stock and one share of Non-Voting Preferred Stock (the “Unit Ratio”); provided that the Unit Ratio will be subject to adjustment. Individual shares of Non-Voting Preferred Stock and individual shares of Non-Voting Common Stock will not be transferable. Shares are transferable only as Units.

Miscellaneous. The Non-Voting Preferred Stock has no subscription rights. Except as described under “Management Investor Rights Agreement,” the Non-Voting Preferred Stock has no preemptive rights. There are no redemption or sinking fund provisions applicable to the Non-Voting Preferred Stock. All outstanding shares of Non-Voting Preferred Stock are fully paid and non-assessable, and the shares of Non-Voting Preferred Stock to be issued pursuant to the Investment Program will be fully paid and non-assessable.

II-4

Management Investor Rights Agreement

The Non-Voting Common Stock and the Non-Voting Preferred Stock (together, the “Non-Voting Stock”) held by employees of the Company and their permitted transferees (the “management stockholders”) are subject to a Management Investor Rights Agreement (the “MIRA”) that governs certain aspects of the Company’s relationship with its management stockholders. Among other things, the MIRA:

•	restricts the ability of management stockholders to transfer shares of Non-Voting Stock, with certain exceptions, prior to a qualified public offering;
•

allows the Company’s controlling stockholders to require management stockholders to participate in sale transactions in which the controlling stockholders sell more than 40% of their shares of Non-Voting Stock;

•	allows management stockholders to participate in sale transactions in which the controlling stockholders sell shares of Non-Voting Stock, subject to certain exceptions;
•	allows management stockholders to participate in registered offerings in which the controlling stockholders sell their shares of Non-Voting Stock, subject to certain limitations;
•

allows management stockholders below the level of senior vice president to require the Company to repurchase shares of Non-Voting Stock acquired pursuant to the Investment Program in the event that such employee experiences an economic hardship prior to an initial public offering, subject to annual limits on the Company’s repurchase obligations;

•	provides preemptive rights to a select group of management stockholders;
•

allows management stockholders to require the Company to repurchase shares of Non-Voting Stock acquired pursuant to the Investment Program upon termination of employment without cause or for good reason; and

•

allows the Company to repurchase, subject to applicable laws, all or any portion of the Company’s Non-Voting Stock held by management stockholders upon the termination of their employment with the Company or its affiliates, in certain circumstances.

In general, the key provisions of the MIRA will terminate upon the occurrence of a qualified initial public offering of the Company’s common stock.

Item 5. Interests of Named Experts and Counsel.

Michael Cohen, Vice President, Associate General Counsel and Corporate Secretary of the Registrant, who has rendered the opinion attached hereto as Exhibit 5.1, is also eligible to participate in the Investment Program.

II-5

Item 6. Indemnification of Directors and Officers.

Section 145 of the DGCL empowers each of the Company and Harrah’s Operating Company, Inc. (“Harrah’s Operating”) to indemnify, subject to the standards set forth therein, any person who is a party in any action in connection with any action, suit or proceeding brought or threatened by reason of the fact that the person was a director, officer, employee or agent of such company, or is or was serving as such with respect to another entity at the request of such company. The DGCL also provides that the Company and Harrah’s Operating may purchase insurance on behalf of any of their respective directors, officers, employees or agents.

Article X of the Certificate of Incorporation of the Company provides for indemnification of the officers and directors of the Company to the full extent permitted by the DGCL.

The Company has entered into indemnification agreements with its executive officers and certain other officers. Generally, the indemnification agreements provide that the Company will indemnify such persons against any and all expenses, judgments, fines, penalties and amounts paid in settlement (including all interest, assessments and other charges paid or payable in connection with or in respect to such expenses, judgments, fines, penalties or amounts paid in settlement) of any Claim by reason of (or arising in part out of) an Indemnifiable Event. “Claim” is defined as any threatened, pending or completed action, suit or proceeding or any inquiry or investigation, whether conducted by the Company or any other party, that the indemnitee in good faith believes might lead to the institution of any such action, suit or proceeding, whether civil, criminal, administrative, investigative or other. “Indemnifiable Event” is defined as any event or occurrence related to the fact that indemnitee is or was a director, officer, employee, trustee, agent or fiduciary of the Company, or is or was serving at the request of the Company or a director, officer, employee, trustee, agent or fiduciary of another corporation, partnership, joint venture, employee benefit plan, trust or other enterprise, or by reason of anything done or not done by indemnitee in any such capacity. The Company is obligated to advance expenses incurred by an officer or director in connection with any Indemnifiable Event, provided, that, to the extent required by law, such payment of expenses in advance of the final disposition of the proceeding shall be made only upon receipt of an undertaking by the officer to repay all amounts advanced if it should be ultimately determined that he or she is not entitled to indemnification under applicable law, the Certificate of Incorporation, any agreement or otherwise. In addition, pursuant to indemnification agreements, certain officers are entitled to expense advancement of reasonable expenses incurred by the officer in pursuing an action to enforce the right of advancement.

The Company carries insurance policies which cover its individual directors and officers for legal liability and which would pay on the Company’s behalf for expenses of indemnifying directors and officers in accordance with the Company’s Certificate of Incorporation.

Section 102(b)(7) of the DGCL enables a Delaware corporation to provide in its certificate of incorporation for the elimination or limitation of the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. However, no provision can eliminate or limit a director’s liability: for any breach of the director’s duty of loyalty to the corporation or its stockholders; for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; under Section 174 of the DGCL, which imposes liability on directors for unlawful payment of dividends or unlawful stock purchase or redemption; or for any transaction from which the director derived an improper personal benefit.  Article X of the Company’s Certificate of Incorporation eliminates the liability of a director of the Company to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director to the full extent permitted by the DGCL.

II-6

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

The following documents are filed with or incorporated by reference into this Registration Statement:

4.1	Amended and Restated Certificate of Incorporation of Harrah’s Entertainment, Inc.
4.2	Management Investor Rights Agreement.
4.3	Harrah’s Entertainment, Inc. Employee Equity Investment Program.
4.4	Certificate of Designation of Non-Voting Perpetual Preferred Stock of Harrah’s Entertainment, Inc.
5.1	Opinion of Counsel regarding the validity of securities being registered.
23.1	Consent of Deloitte & Touche LLP, Independent Registered Public Accounting Firm.
23.2	Consent of Counsel (included in Exhibit 5.1).
24	Power of Attorney (included on signature page).

Item 9. Undertakings.

(a)	The undersigned Registrant hereby undertakes:
(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)       To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)      To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate;

II-7

represent a fundamental change in the information set forth in the Registration Statement;

(iii)    To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)      That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)      To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)          The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of the employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h)          Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

II-8

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Las Vegas, state of Nevada, on this 31st day of January, 2008.

HARRAH’S ENTERTAINMENT, INC.
/s/ Gary W. Loveman
Name:	Gary W. Loveman
Title:	Chairman, Chief Executive Officer and President

POWER OF ATTORNEY

Each person whose signature appears below on this Registration Statement hereby constitutes and appoints Gary W. Loveman, Stephen H. Brammell and Michael Cohen, and each of them, with full power to act without the other, his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities (unless revoked in writing) to sign any and all amendments (including post-effective amendments thereto) to this Registration Statement to which this power of attorney is attached, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting to such attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as full to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that such attorneys-in-fact and agents or any of them, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

9

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated, on this 31st day of January, 2008.

Signature	Title

/s/ Gary W. Loveman
Gary W. Loveman	Chairman, Chief Executive Officer and President

/s/ Jonathan Halkyard
Jonathan Halkyard	Senior Vice President, Chief Financial Officer and Treasurer (principal financial officer)
/s/ Anthony McDuffie
Anthony McDuffie	Senior Vice President, Controller and Chief Accounting Officer (principal accounting officer)
/s/ Jeffrey Benjamin
Jeffrey Benjamin	Director
/s/ David Bonderman
David Bonderman	Director
/s/ Anthony Civale
Anthony Civale	Director
/s/ Jonathan Coslet
Jonathan Coslet	Director
/s/ Kelvin Davis
Kelvin Davis	Director
/s/ Karl Peterson
Karl Peterson	Director
/s/ Eric Press
Eric Press	Director
/s/ Marc Rowan
Marc Rowan	Director

EXHIBIT INDEX
Exhibit No.	Description	Method of Filing	Page

4.1	Amended and Restated Certificate of Incorporation of Harrah’s Entertainment, Inc.	Filed herewith

4.2	Management Investor Rights Agreement	Filed herewith

4.3	Harrah’s Entertainment, Inc. Employee Equity Investment Program	Filed herewith

4.4	Certificate of Designation of Non-Voting Perpetual Preferred Stock of Harrah’s Entertainment, Inc.	Filed herewith

5.1	Opinion of the counsel regarding the validity of securities being registered	Filed herewith

23.1	Consent of Deloitte & Touche LLP, Independent Registered Public Accounting Firm	Filed herewith

23.2	Consent of counsel (included in 5.1)	Filed herewith

24	Power of Attorney (included on signature page)	Filed herewith

11